Exhibit 99.17

TERMINATION OF

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)(1)

The undersigned hereby terminate the Joint Filing Agreement by and between them dated December 13, 2007 related to filings on Schedule 13D regarding shares of Clean Energy Fuels, Inc. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.

Date: November 9, 2012	/s/ Boone Pickens
Boone Pickens

/s/ Madeleine Pickens
Madeleine Pickens